UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 Current Report
                        Pursuant to Section 13 or 15(d)
                                     of the
                        Securities Exchange Act of 1934



     Date of Report (Date of Earliest Event Reported): February 18, 1997


                                NUI Corporation
             (Exact Name of Registrant as Specified in its Charter)


                                   New Jersey
                 (State or Other Jurisdiction of Incorporation)


            1-8353                           22-1869941
   (Commission File Number)      (I.R.S. Employer Identification Number)

     550 Route 202-106, P. O. Box 760, Bedminster, New Jersey    07921-0760
     (Address of Principal Executive Offices)                    (Zip Code)

                                 (908) 781-0500
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
         (Former Name or former Address, if Changed Since Last Report)


     Item 5.   Other Events

               On February 18, 1997 NUI Corporation (the "Registrant") announced that it had entered into a definitive agreement (the "Agreement") to acquire a 49 percent interest in the business of T.I.C. Enterprises, Inc. (" T.I.C.") through a newly formed limited liability company. T.I.C., a Georgia-based company with estimated 1996 annual revenues and net income of approximately $14 million and $1.6 million, respectively, is nationally recognized as a leader in sales and marketing outsourcing. Companies - including Lucent Technologies, Xerox Corporation(R) several regional Bell operating companies and the Registrant's marketing affiliate, NUI Energy, Inc. - have turned to T.I.C. to market their products and services.

               Under the terms of the Agreement, the Registrant will pay T.I.C. $22 million in cash for a 49 percent interest, with additional incentive payments - up to a maximum of $5.2 million - if 1997 earnings, before interest and taxes, exceed $5 million. In addition, the Registrant has the option, during a period beginning April 2001, to purchase the remaining 51 percent interest in T.I.C. Consummation of the transaction contemplated by the Agreement is subject to, among other things, obtaining all necessary third-party consents and other customary conditions, including receipt of regulatory approvals.

               A copy of the Registrant's related news release is annexed as an exhibit.

     Item 7.   Financial Statements and Exhibits

     c)   Exhibits.

     Exhibit-99  Press Release of NUI Corporation, dated February 18, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 NUI CORPORATION

                                By:       /s/ JOHN KEAN, JR.

                                Name:     John Kean, Jr.

                                Title:    President and Chief Executive
                                          Officer

 Date:  February 26, 1997.